Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2011)

Subsidiary Name	Jurisdiction of Incorporation
SK Telink Co., Ltd.	Korea
SK Communications Co., Ltd.	Korea
PAXNet Co., Ltd.	Korea
Loen Entertainment, Inc.	Korea
Stonebridge Cinema Fund	Korea
Ntreev Soft Co., Ltd.	Korea
Commerce Planet Co., Ltd.	Korea
SK Broadband Co., Ltd.	Korea
Broadband D&M Co., Ltd.	Korea
Broadband Media Co., Ltd.	Korea
Broadband CS Co., Ltd.	Korea
K-net Culture and Contents Venture Fund	Korea
2nd Benex Focus Investment Fund	Korea
Open Innovation Fund	Korea
PS&Marketing Corporation	Korea
Service Ace Co., Ltd.	Korea
Service Top Co., Ltd.	Korea
Network O&S Co., Ltd.	Korea
BNCP Co., Ltd.	Korea
Service-In Co., Ltd.	Korea
SK Planet Co., Ltd.	Korea
SK Telecom China Holdings Co., Ltd.	China
Sky Property Mgmt., Ltd.	China
Shenzhen E-eye High Tech Co., Ltd.	China
SK China Real Estate Co., Ltd.	Hong Kong
SKT Vietnam PTE., Ltd.	Singapore
SKT Americas, Inc.	U.S.A.
YTK Investment Ltd	Cayman Islands
Atlas Investment	Cayman Islands
Technology Innovation Partners, L.P	Cayman Islands
SK Telecom China Fund I L.P.	Cayman Islands